UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

API TECHNOLOGIES CORP.

(Exact Name of registrant as specified in its charter)

Commission File Number: 000-29429

DE	98-0200798
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One North Wacker Drive, Suite 4400, Chicago, Illinois	60606
(Address of principal executive offices)	(zip code)

(312) 214-4864

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01.	Entry into a Material Definitive Agreement

On December 14, 2010, API Technologies Corp. (“API”) and three of its subsidiaries, API Systems, Inc. (“Systems”), API Defense, Inc. (“Defense”) and API Defense USA, Inc. (“Defense USA” and collectively with Systems and Defense, the “API Subsidiaries” and with API collectively, the “Buyers”) and Currency, Inc. (f/k/a/ Kuchera Defense Systems, Inc.) (“Currency”), KII, Inc. (“KII”) and Kuchera Industries LLC (“K Industries” and collective with Currency and KII, the “Sellers”), William Kuchera (“William”) and Ronald Kuchera (“Ronald” and with William, collectively, the “Shareholders”) have entered into an Amended and Restated Promissory Note (the “Amended Note”) and an Amendment No. 1 to the Asset Purchase Agreement (the “Amendment”). As previously reported on a Current Report on Form 8-K filed by API on January 26, 2010, the Asset Purchase Agreement was entered into by the Buyers, the Sellers and the Shareholders on January 20, 2010 in connection with the purchase by the API Subsidiaries of the assets of the Sellers.

The API Subsidiaries entered into the Amended Note in favor of K Industries, which amends certain terms of the promissory note in the principal amount of $10,000,000 made by the API Subsidiaries in favor of Sellers dated January 20, 2010 (the “Note”). The Amended Note reduces the outstanding principal balance from $10,000,000 to $9,100,000 to account for the $900,000 Reduction (as defined below), and extends the maturity date of the Note from December 31, 2010 to March 31, 2011 (the “First Extension”) and thereafter to June 30, 2011 (the “Second Extension”). In exchange for the extension of the maturity date of the Note, the API Subsidiaries have agreed to pay to K Industries for the period from January 1, 2011 through March 31, 2011, interest at the rate of eight percent (8%) per annum and from the period from April 1 through June 30, 2011 interest at the rate of ten percent (10%) per annum. The interest for the First Extension and the Second Extension must be prepaid prior to the commencement of the extension. If the Amended Note is repaid prior to the end of the applicable extension period, K Industries will repay to the API Subsidiaries the amount of prepaid interest that did not accrue. The entire principal balance of the Amended Note is due at maturity.

The Amended Note remains secured by the assets of the Sellers purchased by the API Subsidiaries, after-acquired government and non-government contracts and purchase orders relating to the business of the Sellers and the proceeds thereof as set forth in the security agreement (the “Security Agreement”) executed in connection with the Note.

The following events constitute default under the Amended Note: (i) a default in the payment, in immediately available and collectible funds, of any payment of the principal balance or interest when due, or any other monetary sum due under the Amended Note or the Security Agreement and such default is not fully cured within five (5) days, after the API Subsidiaries receive written notice from K Industries of such default, or (ii) a default in the performance of any of the non-monetary agreements, conditions, covenants, provisions or stipulations contained in the Amended Note or in the Security Agreement and such default is not cured within thirty (30) days after receipt of written notice thereof or, if longer, such cure period as is otherwise provided in this Note or the Loan Documents; (iii) a change-in-control of API or any of the API Subsidiaries,

(iv) a sale of substantially all of the assets of API or any of the API Subsidiaries or (v) the declaration or payment of any dividend by API. Upon the occurrence of an event of default under the Amended Note or under the Security Agreement, K Industries, at its option and without notice to the API Subsidiaries, and in addition to any other remedy available to K Industries, under the Security Agreement or otherwise, may declare immediately due and payable the entire principal balance of the Amended Note with interest accrued thereon at the applicable interest rate to the date of such event of default, and all other sums due by the API Subsidiaries under the Amended Note or the Security Agreement.

Also, on December 14, 2010, the parties signed the Amendment. The Amendment concerns audits of various government contracts that were performed by Sellers prior to the acquisition of the Sellers’ assets by Buyers. Some of those contracts have been audited (the “Audit”) and additional contracts are expected to be audited in the future (“Future Audits” and with the Audit, collectively the “DCAA Audits”, by the Defense Contract Audit Agency (the “DCAA”) and provides that the Sellers and the Shareholders agree to assume and satisfy the $900,000 for the Audit (the “$900,000 Reduction”) and for future DCAA audit liabilities (excluding attorneys fees and costs and professional fees and costs). In addition, Buyers have assigned to Sellers the positive net amounts that are paid, if any, to Buyers by the United States as a result of the DCAA Audits.

The descriptions set forth herein of the Amended Note and the Amendment are qualified in their entirety by reference to the text of the Amended Note and the Amendment, which are filed with the report as Exhibits 10.1 and 2.1, respectively, and incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation of an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated by reference into this Item 2.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 16, 2010, the Company extended the Consulting Agreement with JMP Fam Holdings Inc., under which Jonathan Pollack, the Executive Vice President of the Company, provides services, through September 3, 2011.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 2.1	Amendment No. 1 to Asset Purchase Agreement
Exhibit 10.1	Amended and Restated Promissory Note
Exhibit 10.2	First Amendment to Consulting Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2010	API TECHNOLOGIES CORP.

	By:	/S/ CLAUDIO MANNARINO
Claudio Mannarino
Chief Financial Officer and Vice President of Finance

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